SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

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                                                 permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
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[X]   Soliciting Material Under Rule 14a-12


                   Chicago Mercantile Exchange Holdings Inc.
           --------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


    -----------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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         The following communication was distributed to owners of shares of
Class B-1 common stock of Chicago Mercantile Exchange Holdings Inc. on or about March 14, 2003:

                           WILLIAM G. SALATICH, JR.
                        30 South Wacker Drive, 7 North
                            Chicago, Illinois 60606
                              E-mail: sal@cme.com


Dear Fellow Class B-1 Shareholder,

Two years ago we voted overwhelmingly to demutualize. I wrote to you at that time saying "a new era has dawned." Indeed it had. December 6th of last year was another historic day in the evolution of the CME. I was a strong supporter of CME on the NYSE. I firmly believed by following through with the IPO, a set of dynamics would be put in motion that, simply stated, would make us a better company. However, now is no time for recess. Management, staff and our Board has much work to do.

Having had the privilege to serve three terms on our Board, I have been part of our successful transformation and believe I have future contributions to make. In order to continue to be your voice during this critical post IPO era, I once again respectfully ask for your vote. I am a candidate for directorship to represent the Class B-1 Shareholders.

The financial worth of our B Share has been strong. Retaining and enhancing the value of equity ownership is one of my priorities. For over 27 years I have been on our trading floor, I fully understand and appreciate the needs and concerns of our floor population. In addition, I have enjoyed good working relationships with all facets of that community. Technological innovations continue to be utilized to strengthen our open outcry markets. We continue to examine ways for our FCM's to increase their profitability. Agriculture adds to our diversity. It continues to be viable and we must work to sustain and further its growth. FX volume is on the rise. Opportunities abound in our trading pits and on our electronic trading platform. We are successfully integrating the past with the future.

Our competition will be fierce. Our products and our technology will be challenged. However, our resources are many. The liquidity provided by our membership is second to none. We have talented management and a dedicated staff. Our operating and financial performance is sound. The Board is dedicated to embracing every challenge with focus and resolve. Over the long term, shareholder value will be increased as a result of the decisions made today. I believe strategic planning is paramount at this time.

As Chairman of our Marketing and Public Relations Advisory Committee I, as well as members of my committee, have been hands-on in this strategic effort. The CME ad campaign, which was launched on January 13th, marks the beginning of telling the world who we are. We are not like the other Chicago exchanges. We are the nation's largest exchange for the trading of futures and options on futures, replete with a rich history of innovation. We are a player in the new world economy. Today, we are the second largest futures exchange in the world based on trading volume. We are the largest exchange in the world based on open interest and notional value traded. The story of the CME is remarkable. As our company becomes more global, marketing and public relations will become more critical. I wish to remain part of this effort. We have only just begun.

I have enjoyed the challenge of the job and have worked well with fellow board members and our management team. I am experienced and enthusiastic to serve. I wish to continue to represent your interests. I ask you for the opportunity to continue to be your voice. Please cast your vote for Salatich (SAL) in this year's election.

Sincerely,

/s/ William G. Salatich

                                        Please see reverse side for disclaimer



Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 22, 2003. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.